Exhibit 23.4

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the references to our firm, in the context in which they appear, and to our reserve estimates December 31, 2003, included in the Annual Report on Form 10-K of The Exploration Company for the fiscal year ended December 31, 2005

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Frederic D. Sewell
Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 14 2006